Exhibit 21.1

Subsidiaries

Entity Name	Country (State)
Ibas Ontrack AB	Sweden
Ibas Ontrack ApS	Denmark
Ibas Ontrack AS	Norway
Ibas Ontrack OY	Finland
KLDiscovery Franchising, LLC	United States (Delaware)
KLDiscovery Holdings, Inc.	United States (Delaware)
KLDiscovery Limited	Ireland
KLDiscovery Limited	United Kingdom
KLDiscovery Ontrack (HK) Limited	Hong Kong
KLDiscovery Ontrack (Switzerland) GmbH	Switzerland
KLDiscovery Ontrack AS	Norway
KLDiscovery Ontrack BV	The Netherlands
KLDiscovery Ontrack Canada Co.	Canada
KLDiscovery Ontrack GmbH	Germany
KLDiscovery Ontrack Information Technology Service (Shanghai) Co Ltd	China
KLDiscovery Ontrack K.K.	Japan
KLDiscovery Ontrack Limited	United Kingdom
KLDiscovery Ontrack Pte Ltd	Singapore
KLDiscovery Ontrack Pty Ltd.	Australia
KLDiscovery Ontrack S.L.	Spain
KLDiscovery Ontrack S.p z.o.o.	Poland
KLDiscovery Ontrack S.r.l.	Italy
KLDiscovery Ontrack Sarl	France
KLDiscovery Ontrack Single Member P.C.	Greece
KLDiscovery Ontrack, LLC	United States (Delaware)
LD International Holdings Limited	United Kingdom
LD International Holdings SRL	Barbados
LD Topco, Inc.	United States (Delaware)
Ontrack Data Recovery, LLC	United States (Minnesota)
KLDiscovery India Technology Services Private Limited	India